EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-51603, 333-27437, 333-63659 and 333-101792) of RadioShack Corporation of our report dated July 29, 2003 relating to the financial statements of the RadioShack 401(k) Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Fort Worth, TX
September 24, 2003